Exhibit 99.1

NEWS RELEASE for December 31, 2007 at 7:00 AM ET

Clean Diesel Technologies, Inc. Receives $8.6 Million
Upon Exercise of Warrants

Stamford, CT - December 31, 2007 - Clean Diesel Technologies, Inc. (NASDAQ:CDTI & AIM:CDT/CDTI & XETRA:CDI), provider of innovative technologies and solutions that reduce emissions, conserve fuel and improve engine performance, today announced it has received $8.6 million in gross proceeds from the exercise of Class B Warrants. All holders exercised their Warrants and purchased 690,490 shares of common stock. The proceeds, net of placement fees, total $8.3 million and will be used for the continuing commercialization of Clean Diesel’s product offering and core technologies.

The Class B Warrants were issued in connection with the Company’s December 2006 Private Placement announced on January 3, 2007. The Class B Warrants expired on December 29, 2007 and were exercisable at $12.50 per share of the Company’s common stock, par value $0.01. One Class B Warrant for 9,500 shares was exercised in July 2007. The newly issued, unrestricted, shares are covered by a Registration Statement on Form S-1 that has been declared effective by the Securities and Exchange Commission. As of today, Clean Diesel has approximately 8.1 million common shares outstanding. The Company holds in reserve approximately 1.1 million common shares for the exercise of stock options and warrants.

Directors and officers exercised warrants to acquire 7,313 common shares for an aggregate exercise price of $91,413. These include: Derek Gray, non-executive Chairman of the Board of Directors, for 3,703 shares; John de Havilland, non-executive Director, for 2,500 shares; Walter Copan, Executive Vice President, North American Operations and Chief Technology Officer, for 740 shares; and Ann Ruple, Vice President, Chief Financial Officer and Treasurer, for 370 shares.

About Clean Diesel Technologies, Inc.
Clean Diesel Technologies, Inc., together with its wholly-owned subsidiary, Clean Diesel International, LLC, is a clean energy and environmental technology company that provides innovative solutions to reduce harmful engine emissions and conserve energy. Clean Diesel’s patented technologies, products and solutions enable cost-effective reduction of harmful emissions from internal combustion engines while also improving fuel economy and power. Products include Platinum Plus® fuel-borne catalysts, the Platinum Plus Purifier Systems, the ARIS® urea injection systems for selective catalytic reduction of NOx, diesel particulate filter and biofuels technologies. Their products are in commercial use around the world. Platinum Plus and ARIS are registered trademarks of Clean Diesel Technologies, Inc. For more information, visit Clean Diesel at www.cdti.com or contact the Company directly.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known or unknown risks, including those detailed in the Company’s filings with the US Securities and Exchange Commission, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

For further information:
Clean Diesel Technologies, Inc.	http://www.cdti.com
Dr. Bernhard Steiner, CEO & President	300 Atlantic Street, Suite 702
Email: bsteiner@cdti.com	Stamford, CT 06901-3522
Ann Ruple, CFO & Vice President & Treasurer	Tel: +1 (203) 327-7050
Email: aruple@cdti.com

J. M. Finn & Co. Ltd	www.jmfinn.com
Matthew Robinson	Tel: +44 (0) 207 600 1658
matthew.robinson@jmfinn.com

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